Exhibit 4.6
EARLE M. JORGENSEN COMPANY
RESTRICTED STOCK AGREEMENT
     This Agreement is made and entered into as of the                      day of                     , 20                    , by and between Earle M. Jorgensen Company, a Delaware corporation (the “Company”), and                      (“Participant”), relating to the grant and issuance of shares of common stock, par value $0.001 per share (“Common Stock”), of the Company under the Earle M. Jorgensen Company 2004 Stock Incentive Plan (the “Plan”). Capitalized terms used in this Agreement without definition shall have the meanings ascribed to such terms in the Plan.
W I T N E S S E T H:
     WHEREAS, the Company maintains the Plan, which is incorporated into and forms a part of this Agreement;
     WHEREAS, pursuant to Section 6 [and Section 7]1 of the Plan, the Company desires to grant to Participant, and Participant accepts the grant of,                      shares of Common Stock (the “Shares”);
     WHEREAS, Participant has been [duly] selected by the Administrator (as defined in the Plan) to receive the Shares pursuant to Section 6 [and Section 7]1 of the Plan;
     NOW, THEREFORE, in consideration of the above promises and the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto have agreed, and do hereby agree, as follows:
ARTICLE 1
Issuance of Restricted Shares
     1.1 Grant. On the date hereof, pursuant to Section 6 [and Section 7]1 of the Plan, the Company hereby grants and issues to Participant, and Participant hereby accepts the grant of, the Shares (the “Award”), subject to the terms and conditions hereof. To the extent Participant hereby acquires the Shares and the Shares are not fully vested as of the date hereof, such Shares shall constitute “Restricted Shares” and shall be subject to all of the restrictions described herein.
     1.2 Issuance and Escrow. Subject to the provisions of Section 3.4 hereof, the Restricted Shares shall be evidenced by one or more certificates, which shall be held in custody by the Company until the Restricted Shares vest and become Unrestricted Shares (as hereinafter defined) in accordance with Section 2.1 hereof.

[1]	To be included if a performance award.

     1.3 Stockholder Status. Prior to the vesting of the Restricted Shares but only while Participant remains [a director of] [an employee of] [a service provider to] the Company, Participant shall have the right to vote the Restricted Shares, the right to receive and retain all regular cash dividends paid or distributed in respect of the Restricted Shares if the record date for such dividends is on or after the date of this Agreement, and except as expressly provided otherwise herein, all other rights as a holder of outstanding shares of Common Stock.
ARTICLE 2
Lapse of Restrictions
     The Restricted Shares shall cease to be subject to the restrictions described herein, and shall cease to constitute Restricted Shares (thereafter being referred to as “Unrestricted Shares”), as set forth below:
     2.1 Vesting. Subject to the provisions of Sections 2.2 and 2.3, the Restricted Shares shall cease to constitute Restricted Shares, and shall become Unrestricted Shares, pursuant to the following vesting schedule:

[Date]
[Performance	Number of Restricted Shares That
Goal]	Vest

     If and to the extent that Restricted Shares do not vest in accordance with the foregoing, such Restricted Shares shall be forfeited by Participant and Participant shall have no further rights with respect hereto. The Company shall cancel such forfeited Shares.
     2.2 Change in Control. Notwithstanding anything to the contrary contained in this Agreement, upon a Change in Control, pursuant to Section 8(a) of the Plan, the Administrator shall have the discretion to remove all restrictions applicable to the Restricted Shares, the effect of which shall be that the Shares relating to such Restricted Shares shall become free of all restrictions and become fully vested and transferable to the full extent of the original grant.
     2.3 Cessation of Services. In the event that Participant ceases to be [a director of] [be an employee of] [a service provider to] the Company [for any reason], any and all Restricted Shares held by Participant on the date of such cessation shall be immediately forfeited. [To be modified if such termination of employment or provision of services is by the Company without Cause or by the Participant for Good Reason.]

ARTICLE 3
Restrictions on Transfer
     3.1 Restricted Shares. Except as permitted in Section 3.3 hereof, until they vest, Restricted Shares or any interest therein may not be directly sold, transferred, pledged, hypothecated, or otherwise disposed of (whether by operation of law or otherwise) by Participant, or be subject to execution, attachment or similar process. Any transfer in violation of this Section 3.1 shall be void and of no further effect.
     3.2 Unrestricted Shares. All Unrestricted Shares shall be freely transferable, subject to compliance with federal and state securities laws.
     3.3 Permitted Transfers. Participant’s Shares (whether or not they constitute Unrestricted Shares) may be transferred to any of Participant’s Family Members (as defined in the Plan) (a “Transferee”); provided, however, that any Shares so transferred shall remain subject to the restrictions on transfer and forfeiture set forth herein as though such transfer had not occurred, and further provided that the Transferee agrees in writing to be bound by all of the terms, conditions, and restrictions set forth in this Agreement as a condition precedent to the transfer of the Shares. Restricted Shares shall not otherwise be transferable except by will or the laws of descent and distribution.
     3.4 Legend. The certificates representing the Shares will bear the following legend:
“The securities represented by this certificate are subject to certain restrictions on transfer and other agreements set forth in a Restricted Stock Agreement, dated as of                     , 20                     with the Corporation (the “Restricted Stock Agreement”), copies of which may be obtained at the principal executive office of the Corporation. Any sale, transfer, pledge or other disposition in conflict with, or in derogation of, the Restricted Stock Agreement are void and of no legal force, effect or validity whatsoever.”
ARTICLE 4
Section 83(b) Election
     Participant understands that Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), may tax as ordinary income the difference between the amount paid for the Restricted Shares and the Fair Market Value of the Restricted Shares as of the date any restrictions on the Restricted Shares lapse, in the absence of an 83(b) election. Participant understands that he or she may elect to be taxed at the time of the grant of the Restricted Shares rather than when and as restrictions on the Restricted Shares lapse by filing an election under

Section 83(b) of the Code with the Internal Revenue Service within thirty (30) days from the date hereof and by filing a copy of such election with Participant’s tax return for the tax year in which the restrictions on the Restricted Shares lapse. PARTICIPANT UNDERSTANDS THAT FAILURE TO MAKE THIS FILING IN A TIMELY MANNER MAY RESULT IN THE RECOGNITION OF ORDINARY INCOME BY PARTICIPANT, WHEN AND AS THE RESTRICTIONS ON THE RESTRICTED SHARES LAPSE, ON ANY DIFFERENCE BETWEEN THE PURCHASE PRICE, IF ANY, AND THE FAIR MARKET VALUE OF THE RESTRICTED SHARES AT THE TIME SUCH RESTRICTIONS LAPSE. PARTICIPANT ACKNOWLEDGES THAT IT IS PARTICIPANT’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO TIMELY FILE THE ELECTION UNDER SECTION 83(b). PARTICIPANT ACKNOWLEDGES THAT HE OR SHE SHALL CONSULT PARTICIPANT’S OWN TAX ADVISERS REGARDING THE ADVISABILITY OR NONADVISABILITY OF MAKING THE ELECTION UNDER SECTION 83(b) OF THE CODE AND ACKNOWLEDGES THAT PARTICIPANT SHALL NOT RELY ON THE COMPANY OR ITS ADVISERS FOR SUCH ADVICE. PARTICIPANT FURTHER ACKNOWLEDGES THAT SHOULD PARTICIPANT FILE THE ELECTION UNDER SECTION 83(b), PARTICIPANT WILL TIMELY DELIVER A COPY OF SUCH ELECTION TO THE COMPANY.
ARTICLE 5
Miscellaneous
     5.1 Notices. Any notices, consents, or other communication to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, or (c) delivered to a nationally recognized overnight courier service, to the parties at the addresses set forth below:

If to the Company:	Earle M. Jorgensen Company
10650 Alameda Street, Lynwood, CA 90262
Attention:

Facsimile: (323)

If to the Participant:

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Date of service of such notice shall be (w) the date such notice is personally delivered, (x) three (3) days after the date of mailing if sent by certified or registered mail, or (y) one (1) day after date of delivery to the overnight courier if sent by overnight courier.
     5.2 Employment, Directorship or Other Service. No provision of this Agreement or of the Shares granted hereunder shall give the Participant any right to continued employment, directorship or other service with respect to the Company or any Affiliates, create any inference as to the length of employment, directorship or other service of the Participant, affect the right of the Company or Affiliates to terminate the employment, directorship or other service of the Participant, with or without Cause, or give the Participant any right to participate in any employee welfare or benefit plan or other program (other than the Plan) of the Company or any of the Affiliates.
     5.3 Governing Law. This Agreement and the Shares granted hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware (other than its laws respecting choice of law).
     5.4 Entire Agreement. This Agreement and the Plan embody the complete agreement and understanding among the parties, and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, with respect to the subject matter hereof.
     5.5 Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same instrument.
     5.6 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of, and be enforceable by, Participant and the Company and their respective successors and assigns (including subsequent holders of the Shares).
     5.7 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.
     5.8 Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. Participant agrees and acknowledges that money damages will not be an adequate remedy for any breach of the provisions of this Agreement and that the Company shall be entitled to specific performance and injunctive relief in order to enforce, or prevent any violations of, the provisions of this Agreement.
     5.9 Amendments and Waivers. The Administrator (as defined in the Plan) may amend or waive any of the terms of the Award heretofore granted, prospectively or retroactively, but no such amendment shall adversely affect the rights of Participant without Participant’s consent.
     5.10 Headings. The captions set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement or as in any way limiting the terms and provisions hereof.
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Signature page follows.]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be effective as of the date first written above.

EARLE M. JORGENSEN COMPANY

By:
Name:

Its:

Participant